Exhibit 2.1

(Private & Confidential)	Execution Copy
September 28, 2007
(Mr. Han Zhiqiang)
and
(Mr. Tong Zhijun)
and
Beijing Med-Pharm Corporation
SALE AND PURCHASE AGREEMENT
relating to the sale and purchase of
51% of the issued share capital of
Hong Kong Fly International Health Care Limited

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Contents

1.	Definitions and Interpretations	3

2.	Sale and Purchase of Sale Shares	7

3.	Consideration	8

4.	Satisfaction of Consideration	9

5.	Performance Guarantee	9

6.	Pledge of Shares	10

7.	Conditions Precedent	10

8.	Completion	13

9.	Purchaser’s Remedies	14

10.	Warranties of the Vendors	15

11.	Warranties of the Purchaser	16

12.	Breach of Contract	16

13	Obligations After Execution of This Agreement	18

14.	Obligations after Completion	19

15.	Right to First Offer	20

16.	Non-Competition	21

17.	Lock-up Arrangement	21

18.	General Terms	23

Schedule I	Organisation Structure, Information of the Company and Sunstone	29
Schedule II	Closing Deliveries of the Vendors	31
Schedule III	Warranties of the Vendors	32

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This Sale and Purchase Agreement (“Agreement”) dated September 28, 2007 is made BETWEEN:
Han Zhiqiang, a citizen of the PRC, with PRC Identity Card No. 130202196402110035, and domicile of Room 501, Unit 4, BLDG 104, Guangming Xili Yiqu, Lubei Qu, Tanshan, Heibei Province, PRC (“Vendor A”);
Tong Zhijun, a citizen of the PRC, with PRC Identity Card No. 110105590715115, and domicile of No. 1 Nei, No. 3, Hujialou Xili, 4 Xiang, Chaoyang, Beijing, PRC (“Vendor B”); (Han Zhiqiang and Tong Zhijun are hereinafter collectively referred to as “Vendors”) and
Beijing Med-Pharm Corporation (“BMP”), a company incorporated under the laws of the United States of America and is listed on National Association of Securities Dealers Automated Quotation System, with NASDAQ No. BJGP and registered office situate at 600 W. Germantown Pike, Suite 400 Plymouth Meeting, PA (“Purchaser”)
Whereas:
(A)	Hong Kong Fly International Health Care Limited is a company incorporated under the laws of Hong Kong, the particulars of which are set out in Schedule I (“Company”);

(B)	Sunstone (Tangshan) Pharmaceuticals Co., Ltd. (hereinafter referred to as “Sunstone”) is a foreign invested enterprise duly incorporated and validly existing under the laws of the PRC. As of the date of this Agreement, the Company holds 100% equity interest in Sunstone; and

(C)	The Vendors intend to sell to the Purchaser 10.2 million ordinary shares, representing 51% shares of the aggregate issued share capital of the Company on the terms and conditions contained in this Agreement. The Purchaser intends to purchase and acquire the Sale Shares on the terms and conditions contained herein and to issue to the Vendors a total of 8 million Consideration Shares.

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AND NOW IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretations

1.1	In this Agreement, unless otherwise provided herein or the context requires otherwise, the following expressions shall have the meanings set out below:

	Business	means the business activities continuously carried on or being developed by the Group Companies, which include production of maternal and child drugs, western and Chinese pharmaceutical preparation, sale of self-manufactured products, purchase of self-consumed raw materials, such as Chinese herbs, agricultural products (other than those restricted by the State) and transportation of goods.

	Audited Accounts	means the audited financial statements of Sunstone for the periods ended December 31st, 2006.

	Audited Accounts Date	means December 31st, 2006.

	Management Accounts	means the un-audited balance sheet and the un-audited profit and loss accounts for the period between the Audited Accounts Date and the Management Accounts Date.

	Management Accounts Date	means the last day of the month preceding the month in which the Completion Date falls.

	Conditions Precedent	means the conditions precedent set out in Clause 7 of this Agreement.

	Completion	means the completion of the sale and purchase of the Sale Shares in accordance with Clause 8 of this Agreement.

	Completion Date	means the date on which Completion takes place, i.e. the fifth Business Day after the date of satisfaction of the Conditions Precedent, but in no event later than March 31st, 2008.

	Business Day	means a day, other than a Saturday, on which banks in the PRC, Hong Kong or the United States are open for business in accordance with applicable laws.

	Consideration	means the consideration for the sale and purchase of the Sale Shares as set out in Clause 3 of this Agreement.

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Warranties of the Vendors	means the representations, warranties and undertakings contained in Clause 10 and Schedule III of this Agreement and any other representations, warranties and undertakings made or provided by the Vendors under this Agreement (including all Schedules herein).

Warranties of the Purchaser	means the representations, warranties and undertakings made by the Purchaser as set out in Clause 11 of this Agreement.

Hong Kong	means the Hong Kong Special Administration Region of the PRC.

Intellectual Property Rights	means all inventions, patents, registered and unregistered designs, design rights, database rights, copyrights, knowhow, trademarks, commercial software, commercial computer program, goodwill, trade secret, technology and technique, business information and the pending applications with respect to the above (if applicable).

Parties	means the parties to this Agreement; and “Party” means any one of them.

Connected Persons	means parties one of which directly or indirectly controls or materially influences the other or both of which are controlled or materially influenced by another party or where the influence of one of which on the other’s finance and business decision is to such extent that the other party could not at any time pursue its own independent interests.

PRC	means the People’s Republic of China but for the purpose of convenience in interpretation of this Agreement exclude Hong Kong, the Macau Special Administration Region and Taiwan.

Subsidiary	means any subsidiary (within the meaning of the Companies Ordinance (Chapter 32 of the laws of Hong Kong)) of the Company.

Group Companies	means the Company, Sunstone and its subsidiaries and branches; “Each Group Company” means each member of the Group which shall include but not limited to the Company.

Material Adverse Change	means any change, event or effect that individually or collectively have or is reasonably expected to have a material adverse effect on the value of the Sale Shares, the business, results of operations, assets, financial condition, development prospect of any Group Company or the transactions contemplated by this Agreement (including without limitation

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any change of governing laws or the change or deterioration of local or international pharmaceutical markets).

Taxation	means all forms of tax, duty, levy and/or customs duties imposed by any governmental authority or any regulatory body in Hong Kong, PRC, or elsewhere, including without limitation, profits tax, provisional profits tax, interest tax, property tax, real estate tax, land use fees, increment tax on land value, income tax, value added tax, withholding tax, individual income tax, stamp duty, capital duty, estate duty, contribution and any interest, fine, penalty and surcharge in connection with any such taxation.

Sale Shares	means the 10.2 million shares in the Company held by the Vendors representing 51% of the issued share capital of the Company.

Consideration Shares	means the aggregate number of shares in BMP to be issued to the Vendors by the Purchaser as consideration under Clause 3.

Transitional Period	means the period from the date of execution of this Agreement to the Completion Date.

Applicable Laws	means any statutes, regulations, rules, instructions, protocols, interpretations, judgments, acts or orders issued by the legislative, administrative and judiciary bodies (including any orders, instructions, notices and policies with general recognition and binding effect that have been promulgated by such bodies), as well as the rules and regulations of stock exchanges governing the issuance of and trading in securities.

PRC Law	means all laws and statutes, regulations and rules that have been promulgated by the PRC legislative or administrative bodies, as well as judicial interpretations, legislative interpretations and other governmental departments’ interpretations.

Encumbrance	means any claim, charge, pledge, lien, option, shares, warrant, assignment by way of security, reservation of title, right of pre-emption, right of first offer or other third party right or interest of any kind however created or arising or any other agreement, arrangement or liability having similar effect.

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Approval	means all governmental or third party approval, consent, authorization, acknowledgement, certification, permission or registration that shall be obtained in accordance with Applicable Laws and agreement in force.

Loss	means any losses, liabilities, costs, expenses, damages and expenditures (including investigation and defence cost and reasonable legal cost), claim or depreciation whether involving third party claim or not.

Third Party	means any natural persons, legal persons or other parties other than the Parties to this Agreement.

HK$	means Hong Kong dollars, the lawful currency of Hong Kong.

US$	means the United States dollars, the lawful currency of the United States of America.

Pledged Shares	means the shares in BMP that are pledged to the Purchaser by the Vendors in accordance with Clause 6 hereof.

NASDAQ	means National Association of Securities Dealers Automated Quotation System.

SEC	means the US Securities and Exchange Commission.

Custodian Agent	means the agent appointed by the Vendors and the Purchaser jointly as the custodian of 10% of the Consideration Shares.

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Force Majeure	means an event occurring after the date of this Agreement that impedes performance by any Party of all or any of its obligations under this Agreement and the occurrence of which is beyond the control of the Party and cannot be foreseen, avoided or overcome, including earthquake, typhoon, flooding, fire, war, government action or other event that cannot be foreseen, avoided or controlled including those normally regarded as a force majeure event in accordance with international business practice.
1.2	The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3	The Schedules herein shall be deemed to form part of this Agreement with equal legal effect. Reference to this Agreement shall include any amendments, renewal or supplement (if applicable) thereof from time to time.

1.4	Words and expressions in the singular include the plural and vice versa.

1.5	References to “Persons” include any public body, individual, corporate or unincorporated organization.

1.6	Unless the context otherwise requires or expressly provided otherwise, any reference to any enactment includes that enactment as it may be amended, supplemented or re-enacted from tome to time.

1.7	Unless the context otherwise requires or clearly provided, any reference to the Vendors and the Purchaser includes a reference to such party’s successors, legal representatives and assigns permitted under this Agreement.

1.8	Unless the context otherwise requires or clearly provided, any reference to time in this Agreement means the time and date in the PRC.

2.	Sale and Purchase of the Sale Shares

2.1	Subject to the terms and conditions of this Agreement, Vendor A and Vendor B each shall sell to the Purchaser 5.1 million ordinary shares in the Company held by each of them, representing 25.5% of the issued share capital of the Company.

2.2	The Purchaser shall not be obliged to purchase any part of the Sale Shares, unless the sale of the Sale Shares by Vendor A and Vendor B in accordance with Clause 2.1 complete simultaneously.

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3.	Consideration

3.1	The Consideration for the sale of the Sale Shares shall be 8 million shares in the Purchaser.

3.2	The Purchaser shall issue to Vendor A (or a company wholly owned by Vendor A with Vendor A being the sole shareholder) and Vendor B (or a company wholly owned by Vendor B with Vendor B being the sole shareholder) each 50% of the Consideration Shares or to a company jointly owned by Vendor A and Vendor B each having 50% of its shareholding (“Jointly Held Company”) 100% of the Consideration Shares.

3.3	The Consideration is calculated based on the net assets value and profit as set out in the Audited Accounts of Sunstone, the profit forecast and the result of negotiation between the Parties.

3.4	If the Purchaser issues 100% of the Consideration Shares to the Jointly Held Company,
3.4.1	Clauses 5, 6, 15, 16 and 17 hereof also apply to the Jointly Held Company as if the Jointly Held Company was one of the Vendors and unless the context requires otherwise, any reference to the Vendor in Clauses 5, 6, 15, 16 and 17 shall includes the Jointly Held Company;

3.4.2	Vendor A and Vendor B shall have joint and several liability in procuring full compliance by the Jointly Held Company with Clauses 5, 6, 15, 16 and 17 herein and execution of all necessary documents and taking of all necessary action by the Jointly Held Company so as to give effect to the objectives and purpose of the said provisions and to implement all that is required by such provisions;

3.4.3	The remaining part of this Agreement (e.g. the definition of the Consideration Shares; Clause 4(1) shall be amended to “issue 100% of the Consideration Shares to and deliver 80% of the Consideration Shares to the Jointly Held Company”) shall be deemed to have been amended accordingly so as to cover the situation where the Purchaser issues 100% of the Consideration Shares to the Jointly Held Company.
3.5	If the Purchaser issues 50% of the Consideration Shares to a company wholly owned by either one of the Vendors (the “Relevant Vendor”) with the Relevant Vendor being the sole shareholder,
3.5.1	Clauses 5, 6, 15, 16 and 17 hereof also apply to that company which is wholly owned by the Relevant Vendor with that Vendor being the sole shareholder as if that company was the Relevant Vendor and unless the

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context requires otherwise, any reference to the Vendor shall include that company which is wholly owned by that Vendor with that Vendor being the sole shareholder;
3.5.2	the Relevant Vendor shall be responsible for procuring full compliance by such wholly owned company to which the Consideration Shares are issued, with Clauses 5, 6, 15, 16 and 17 hereof and the execution of all necessary documents and taking of all necessary action by such wholly owned company so as to give effect to the objectives and purpose of such provisions and to implement all that is required by such provisions;

3.5.3	The remaining part of this Agreement (e.g. the definition of the Consideration Shares) shall be deemed to have been amended accordingly so as to cover the situation where the Purchaser issues 50% of the Consideration Shares to the company wholly owned by the Relevant Vendor with the Relevant Vendor being the sole shareholder.
4.	Satisfaction of Consideration

On the Completion Date, the Purchaser shall in accordance with Clause 8 (i) issue 50% of the Consideration Shares and deliver 40% of the Consideration Shares to each of the Vendors; (ii) deliver 10% of the Consideration Shares to the Custodian Agent for holding, custody and disposal in accordance with the Custodian Agreement; and (iii) retain 10% of the Consideration Shares in accordance with Clause 6.

5.	Performance Guarantee

5.1	The Vendors warrant to the Purchaser that the net profit of Sunstone shall not be less than US$11.5 million in 2007 and US$13.5 million in 2008 (“Performance Targets”). The Vendors shall deliver or procure to be delivered 10% of the Consideration Shares (including the rights to dividends and bonus) to the Custodian Agent as security for achieving the Performance Targets.

5.2	If Sunstone achieves the Performance Targets, the Custodian Agent shall deliver the relevant shares including any dividends and bonus to the Vendors in accordance with Clauses 5.3 and 5.4 and the Custodian Agreement. If Sunstone fails to achieve the Performance Targets, the Custodian Agent shall return the relevant Consideration Shares to the Purchaser or sell the relevant Consideration Shares to the Vendors at the same price per share as the issue price under this Agreement and deliver the proceeds of such sale to the Purchaser in accordance with the Custodian Agreement.

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5.3	Within 30 days after receipt by the Purchaser from the Vendors of the audited accounts of Sunstone for 2007 (which shall be audited and prepared in accordance with generally accepted accounting principles in the United States) confirming that the net profit of Sunstone is not less than US$11.5 million in 2007, the Purchaser shall take such action as necessary under the Custodian Agreement to procure the Custodian Agent to deliver 2.5% of the Consideration Shares to each of the Vendors.
5.4	Within 30 days after receipt by the Purchaser from the Vendors of the audited accounts of Sunstone for 2008 (which shall be audited and prepared in accordance with generally accepted accounting principles in the United States) confirming that the net profit of Sunstone is not less than US$13.5 million in 2008, the Purchaser shall take such action as necessary under the Custodian Agreement to procure the Custodian Agent to deliver 2.5% of the Consideration Shares to each of the Vendors.

6.	Pledge of Shares

The Vendors shall upon obtaining titles to the Consideration Shares, immediately pledge 10% of the Consideration Shares to the Purchaser for a term of 3 years as security for the performance by the Vendors of their obligations and indemnity covenants under this Agreement. If during the term of the pledge, any of the Vendors incurs any indemnity obligation, the Purchaser is entitled to keep the Pledged Shares to offset the indemnity obligation or sell the Pledged Shares at the then market price and have priority in getting indemnified from the proceeds in accordance with Clause 12.6.. Until and unless the pledge has been enforced and realized, the Vendors are entitled to receive and retain all the dividends and other distributions arising from the Pledged Shares and to exercise any voting rights and other rights and power derived from the Pledged Shares.

7.	Conditions Precedent

7.1	The Completion shall be conditional upon the following Conditions Precedent having being fulfilled or waived:
(1)	the Parties having obtained all necessary consents, authorization or other approvals from the competent governmental authorities and other Third Parties in connection with the entering into and performance of this Agreement;

(2)	the Warranties of the Vendors being true, accurate and complete in all respects as of the date of this Agreement and the Completion Date; and from the date of this Agreement up to and including the Completion Date, there is no breach by the Vendors of any terms or provisions in this Agreement;

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(3)	the Vendors having delivered to the Purchaser certified true copies of the resolutions adopted by the board of directors of the Company in terms agreed by the Parties, approving, among other things, the matters set out in Clause 4 of Schedule III;

(4)	the Purchaser having completed its legal and management of production quality due diligence with respect to the Group Companies and is satisfied with the results of such due diligence;

(5)	the Purchaser and Vendor A having entered into an Employment Contract,;

(6)	no Material Adverse Change having occurred or exists with respect to Each Group Company since the Audited Accounts Date;

(7)	the Vendors having provided to the Purchaser the following documents of both the Company and Sunstone: (i) the audited accounts for the years 2005 and 2006 (the “Year-End Financial Statements”); (ii) the Management Accounts, and (iii) financial statements for the nine months ended September 30, 2007 (the “Nine-Month Financial Statements”) and (iv) the pro forma profit forecast for the year 2008;

(8)	No governmental, legislative, judiciary or other regulatory authorities having commenced any action which renders or is reasonably expected to render this Agreement or the transactions hereunder void, illegal or impossible to complete;

(9)	a resolution having been passed in the special meeting of the stockholders and the board of directors of the Purchaser, approving this Agreement and the transactions contemplated hereunder;

(10)	the Purchaser having obtained the approval from NASDAQ and and/or other competent authorities in respect of the issuing of shares to the Vendors in accordance with this Agreement; and

(11)	all necessary approvals for change of the Purchaser’s name to “BMP Sunstone Corporation” have been obtained.
7.2	The Vendors and the Purchaser shall use their respective best endeavors to procure the satisfaction of the Conditions Precedent not later than March 31st , 2008. If the Conditions Precedent have not been satisfied on or before March 31 2008 and neither the Purchaser (for the matters set out in Clause 7.1 (1) to (8) only) nor the Vendors (for the matters set out in Clause 7.1 (9) and (11) only) has agreed to an extension of time or waiver of any Conditions Precedent, this Agreement will automatically terminate.

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7.3	Upon termination of this Agreement under Clause 7.2, all terms and conditions, except Clauses 9, 12 and 18 which shall remain in full force and effect, shall cease to have any effect.

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8.	Completion

8.1	Subject to Clause 9, Completion shall take place at the domicile of the Company on the fifth Business Day after the day of satisfaction of all Conditions Precedent or at such other place and/or time as the Parties may agree in writing.

8.2	On or before the Completion Date, the Vendors shall deliver to the Purchaser all documents set out in Schedule II.

8.3	On or before the Completion Date, the Purchaser shall deliver to the Vendors the following documents:
(1)	a certified true copy of the resolution of the special meeting of stockholders of the Purchaser approving: (i) the Purchaser executing this Agreement and carrying out the transactions contemplating hereunder; and (ii) the Purchaser issuing the Consideration Shares to the Vendors in accordance with this Agreement;

(2)	a certified true copy of the resolution of the board of directors of the Purchaser, approving: (i) this Agreement and the transactions contemplating hereunder; (ii) authorising the execution of this Agreement and appointment of Vendor A as director and president(China) of the Purchaser and Vendor B as director of the Purchaser which shall take effect on the Completion Date; and (iii) issuing the Consideration Shares to the Vendors in accordance with this Agreement;

(3)	the necessary Approval from NASDAQ, and other regulatory authorities;

(4)	a certified true copy of the share certificates of 20% of the Consideration Shares; the original share certificates in respect of 80% of the Consideration Shares shall be delivered to the Vendors, the original share certificates in respect of 10% of the Consideration Shares shall be pledged to the Purchaser in accordance with Clause 6 and the original share certificates in respect of the remaining 10% shall be delivered to the Custodian Agent for its holding, custody and disposal pursuant to Clause 4;

(5)	the duly executed Employment Contract by which the Purchaser appoints Vendor A as director and president(China) of the Purchaser;

(6)	the duly executed Custodian Agreement in relation to the custody of 10% of the Consideration Shares; and

(7)	documents evidencing the obtaining of necessary approvals for change of the Purchaser’s name to “BMP Sunstone Corporation”

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9.	Purchaser’s Remedies

9.1	If on or prior to Completion, it becomes apparent that the Vendors are in breach of any of the Warranties of the Vendors or other terms under this Agreement, the Purchaser shall be entitled, in addition to and without prejudice to all other rights and remedies available to the Purchaser in respect thereof, to rescind this Agreement by notice in writing to the Vendors to that effect whereupon:
(1)	the Vendors shall forthwith indemnify the Purchaser in full for and against all costs, charges and expenses (including, but not limited to, all legal and other professional fees and expenses) incurred by the Purchaser in connection with the negotiation, preparation and rescission of this Agreement;

(2)	all other provisions of this Agreement shall cease to have any effect except for Clause 9, 12 and 18.
9.2	In addition to Purchaser’s remedies under Clause 12, after Completion, the Vendors shall indemnify the Purchaser in respect of all its costs (including all its legal costs), expenses or Losses which the Purchaser may incur either before or after the commencement of any action in connection with:
(1)	the settlement of any claim that any of the Warranties of the Vendors is untrue or misleading or has been breached;

(2)	any legal proceedings in which the Purchaser claims that any of the Warranties of the Vendors is untrue or misleading or has been breached and in which judgment is given for the Purchaser;

(3)	the enforcement of any such settlement or judgment.
9.3	In the event that, due to any reasons not attributable to any of the Parties hereto, any of the Conditions Precedent as set out in the Clause 7.1 has not been fulfilled by the expiration of the time limit for satisfying the Conditions Precedent as specified in Clause 7.2, or the Completion as set out in Clause 8 does not take place on or prior to the Completion Date, any of the Parties hereto has no right to claim against the other Party in respect of the cost, fees, expenses or any other relevant losses arising out of the execution and performance of this Agreement, unless otherwise agreed.

9.4	In the event that, due to the reasons of the Vendors, any of the Conditions Precedent as set out in the Clause 7.1 has not been fulfilled by the expiration of the time limit for satisfying the Conditions Precedent as specified in Clause 7.2, or the Completion as set out in Clause 8 does not take place on or prior to the Completion Date, the Vendors shall be deemed to have breached this Agreement and shall be

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responsible for indemnifying the Purchaser in accordance with the Applicable Laws and this Agreement.
9.5	In the event that, due to the reasons of the Purchaser, any of the Conditions Precedent as set out in the Clause 7.1 has not been fulfilled by the expiration of the time limit for satisfying the Conditions Precedent as specified in Clause 7.2, or the Completion as set out in Clause 8 does not take place on or prior to the Completion Date, the Purchaser shall be deemed to have breached this Agreement and shall be responsible for indemnifying the direct and actual Losses of the Vendors.

9.6	The rights of the Parties pursuant to this clause shall not be taken as restricting any of the rights or ability by the other Parties to claim damages under other terms or provisions herein.

10.	Warranties of the Vendors

10.1	The Vendors hereby unconditionally and irrevocably represent and warrant to the Purchaser that all of the Warranties of the Vendors are true, accurate and complete in all respects and are not in any respect misleading as at the date of this Agreement and up to and including the Completion Date.

10.2	The Purchaser’s rights and remedies under Clause 10 will survive the Completion Date and continue in full force and effect notwithstanding the Completion and shall not be affected by the knowledge of the Purchaser of any information of the Group Companies.

10.3	The Vendors acknowledge that the Purchaser is entering into this Agreement in reliance upon the Warranties of the Vendors.

10.4	Any of the Warranties of the Vendors shall be construed as separate and independent and save where expressly provided to the contrary, shall not be limited or restricted by reference to or inference from any other terms of this Agreement or any other covenants.

10.5	On or prior to the Completion Date, if any of the Warranties of the Vendors is found to be untrue, inaccurate or misleading or has not been fully and/or punctually carried out in any respect, or in the event of the Vendors becoming unable or failing to do anything required under this Agreement to be done by them at or before the Completion Date, and if any of the aforesaid comes to the knowledge of the Vendors, the Vendors shall forthwith notify the Purchaser. In such events, the Purchaser shall not be bound to complete the sale and purchase of the Sale Shares, but may by notice in writing rescind this Agreement, in which event the Vendors shall perform all the duties under Clause 9 and the Parties shall be discharged from their respective further obligations hereunder except for their obligations under Clauses 9, 12 and 18 and without prejudice to the rights of either Party in respect of antecedent breaches.

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11.	Warranties of the Purchaser

11.1	The Purchaser is duly incorporated and validly existing in accordance with the laws of the jurisdiction of its place of incorporation.

11.2	The Purchaser has obtained all necessary approvals, permits, consents and authorization in connection with the entering into and performance of this Agreement and has obtained all necessary rights, powers and capacity to execute and perform all of the obligations and liabilities under this Agreement; this Agreement, when concluded, shall be legally and validly binding on the Purchaser.

11.3	The execution or performance of this Agreement shall not be in violation of any applicable laws, regulations, ordinance, decree or order or the interpretations in respect of the aforesaid made by the legislative judiciary or governmental authorities having jurisdiction over the Purchaser, its business, finance, operation, assets or the capacity to perform this Agreement.

11.4	The execution or performance of this Agreement shall not violate or conflict with the articles of association or any terms of its by-laws of the Purchaser.

11.5	The execution or performance of this Agreement shall not violate or conflict with any material contracts or agreements to which the Purchaser is a party or otherwise binding on the Purchaser or its assets.

11.6	The representative signing on this Agreement has been duly authorized, having the power to execute this Agreement on behalf of the Purchaser.

11.7	The Warranties of the Purchaser are, as of the date of this Agreement and up to the Completion Date, true, correct and complete in all respects and not misleading in any respect.

11.8	The Vendors are entering into this Agreement in reliance upon the Warranties of the Purchaser.

11.9	Information relating to operation performance, financial information and tax liability set out in the 2006 Annual Report and 2007 Half-year Report of the Purchaser is true, correct and complete; and the Purchaser shall be responsible if any tax liability and debts were purposely undisclosed in the above reports according to Applicable Laws.

12.	Breach of Contract

12.1	If any Party fails to perform any of its obligations under the Agreement (or documents to be delivered in accordance with this Agreement), including but not

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limited to a breach of any warranties or the obligations under Clauses 13 and 14, it constitutes a breach of this Agreement (“Breach”). The defaulting party shall immediately rectify its Breach. Any Party who has knowledge of a Breach or any matters which may lead to a Breach shall immediately inform other parties in writing.
12.2	The defaulting party shall fully indemnify the non-defaulting party against all losses as a result of the Breach. The rectification or other remedies taken by the defaulting party shall not relieve the defaulting party from its liabilities to indemnify the non-defaulting party.

12.3	The rights to indemnity of a Party shall not be affected by any due diligence investigation or knowledge of certain information at any time, nor shall it be mitigated by any particular provisions herein; and shall survive the Completion or termination of this Agreement. Any waiver of certain Conditions Precedent or warranties granted by the non-defaulting party shall not affect its rights to indemnity.

12.4	Vendor A and Vendor B shall be jointly and severally liable for their obligations and liabilities under this Agreement including the Vendors’ Warranties and other obligations and indemnity liabilities.

12.5	The Vendors shall fully indemnify the Purchaser and its Connected Persons against any covered Taxation liability and any Losses caused by it. If such liability is caused by the Business, action or other matters of the Group Company or the Vendors carried out before the Completion, the Vendors shall be responsible for it, no matter whether the liability occurs before the Completion or whether it is due to the Vendors’ liability; and the liability shall include but not be limited to government levy or fine, third party claim, judgment of a court or other adjudicating authorities. The foregoing shall be additional to and not in any way limit the Warranties of the Vendors, and the Vendors shall fully indemnify the Purchaser in case of a breach of any of the Warranties of the Vendors.

12.6	Despite the other provisions herein, within 3 years from the Completion Date, regarding any indemnity liability of the Vendors, the Purchaser is entitled to (1) monetary compensation from the Vendors, (2) exercise its right to the Pledged Shares to the extent of the amount of the indemnity liability, meaning to keep such number of Pledged Shares to offset the indemnity liability or to sell such number of Pledged Shares at the then market price and have priority in getting indemnified from the proceeds thereof; and/or (3) deduct the dividends or bonus the Vendors entitled to, or any other payment the Vendors entitled to under this Agreement or other agreements between the Vendors and the Purchaser to set off the indemnity liability.

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13.	Obligations after Execution of this Agreement

13.1	The Vendors shall ensure that unless the day-to-day operations and management warrant otherwise or having been waived by the Purchaser in writing, during the Transitional Period, each Group Company:-
(1)	shall carry on the Business in its ordinary course; maintain the profitability at the average level as reported in the Management Accounts during the period thereof; shall not make any major change in the Business of the Group Companies or amend or modify any major contracts or arrangements entered into by any Group Company or binding on the assets of any Group Company;

(2)	shall not make any changes to the shareholding structure of the Group Companies; shall not increase or reduce its registered share capital or issued share capital; shall not make any distribution, issue or buy back any shares, options, securities or other rights which may be converted into shares or loan capital; no shareholders of the Group Company shall transfer its shareholding in the Group Company to any Third Party by any means or create any Encumbrance over such shareholdings; and

(3)	shall not make any arrangements or dispose of any capital or assets in excess of US$100,000; shall not dispose of any Intellectual Property Rights or other assets important to the Business of the Group Company; shall not incur any actual or contingent liability or provide guarantee in excess of US$100,000 or in any way actually increase the bad debt, contingency provisions or other provisions; shall not pay or declare to pay any dividends, bonus or make other distribution to any securities holders.
13.2	The Vendors shall also fulfill the following obligations:
(1)	the Vendors shall promptly procure from the Group Companies such information concerning their business, financial statements and affairs as requested by the Purchaser or any of its advisors or independent auditors in connection with the preparation of the Year-End Financial Statements, the Nine-Month Financial Statements and S-X Financial Statements and in connection with the preparation of the proxy statement to be filed with the SEC (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”).

(2)	Vendors acknowledge that the preparation of the various financial statements and Proxy Statement require a substantial amount of information related to the Group Companies and agree to maintain and to (and as necessary to cause Each Group Company to) permit representatives of the Purchaser to have access at all reasonable times and

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in a manner so as not to materially interfere with the normal business operations of Each Group Company to all premises, properties, personnel, books, records (including without limitation tax and financial records), contracts and documents of or pertaining to such Group Company, subject to any confidentiality obligations of such Group Company to any Third Party.
(3)	the Vendors shall use all reasonable efforts to assist the Purchaser to cause the Consideration Shares to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Completion Date; and

(4)	the Vendors shall use reasonable efforts to assist the Purchaser as may be necessary to comply with the securities laws of all jurisdictions which are applicable in connection with the issuance of the Consideration Shares; and shall use best efforts to cause the Group Companies to approve and adopt any policies reasonably requested by the Purchaser.
13.3	The Vendors agree the Purchaser mayengage a financial adviser for preparing the Year-End Financial Statements and the Nine-Month Financial Statements for the Company consistent with the requirements of the SEC’s Regulation S-X; and upon completion of the Year-end Financial Statements and the Nine-Month Financial Statements, may engage an independent auditor to audit the Year-End Financial Statements consistent with US generally accepted accounting principles and review the Nine-Month Financial Statements, all in a manner required by the SEC’s Regulations S-X ( “S-X Financial Statements”).

13.4	If, at any time prior to the Purchaser’s stockholders special meeting, any event relating to the Purchaser, the Group Companies or any of their respective Affiliates, officers or directors is discovered by the Vendors or the Purchaser, or the Group Company as the case may be, that is required by the Securities Act or the Exchange Act to be set forth in an amendment or supplement to the Proxy Statement, the Purchaser or Group Company as the case may be, shall as soon as practicable inform the other, and such amendment or supplement shall be promptly filed with the SEC and disseminated to the stockholders of the Purchaser, to the extent required by applicable securities laws.

14.	Obligations after Completion

14.1	The Purchaser shall file a preliminary Proxy Statement with the SEC as soon as practicable after the Completion. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the US Securities Act of 1933, as amended (“Securities Act”), and the US Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations thereunder.

14.2	None of the information supplied or to be supplied for inclusion or incorporation by reference in the Proxy Statement by the Group Companies, at the time of mailing

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thereof and at the time of the Purchaser’s special stockholder meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Purchaser and the Purchaser’s special stockholder meeting will be deemed to have been supplied by the Purchaser, and, except for the Year-End Financial Statements, the Nine-Month Financial Statements and S-X Financial Statements, information concerning or related to Group Companies included in the Proxy Statement shall be deemed to have been supplied by the Vendors.

14.3	Within eighteen months of the Completion Date and subject to receipt of necessary information from the Vendors, the Purchaser shall prepare and file with the SEC a registration statement on Form S-3 or such other short-form registrations statement that is then available for use by the Purchaser ( “Registration Statement”) to enable the resale of the Consideration Shares by the Vendors from time to time through the NASDAQ or in privately-negotiated transactions, and shall use its reasonable efforts, subject to receipt of necessary information from the Vendors, to cause the Registration Statement to become effective.

14.4	In order to further develop the China health product market, the Purchaser agrees to appoint on a step by step basis people with understanding of the China health product market and rich management experience to become additional members of its Board of Directors.

14.5	The Purchaser shall procure the name of the Purchaser be changed to “BMP Sunstone Corporation”.

15.	Right to First Offer

15.1	During the period of 5 years after Completion or during the period when Vendor A is in the employment of the Purchaser or any Group Company (whichever is longer), if any of the Vendors (“Transferor”) intends to transfer any shares in the Purchaser which is not subject to the lock-up or pledge (“Proposed Transfer Shares”) , the Purchaser (or its nominee) shall have the right to first offer. If the Purchaser accepts and purchases the Proposed Transfer Shares in whole or in part, the Transferor shall transfer such shares to the Purchaser. The Transferor may transfer such Proposed Transfer Shares that are not accepted by the Purchaser to a Third Party at a price and terms not more favourable than those offered to the Purchaser. The following provisions set out the details.

15.2	The Transferor shall give the Purchaser or its nominee a written notice (“Transfer Notice”), setting out the number of the Proposed Transfer Shares, the transfer price,

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other terms and the identity and financial status of the proposed transferee (if applicable).

15.3	The Purchaser or its nominee may within 15 Business Days upon receipt of the Transfer Notice (“Deadline”) give an acceptance notice to the Transferor to accept the Proposed Transfer Shares in whole or in part (“Proposed Purchased Shares”). If the Purchaser accepts the offer of the Transferor, the two parties shall procure to obtain the approval of the Purchaser’s stockholders and SEC (if applicable) for and complete the sale and purchase of the Proposed Purchased Shares within 40 Business Days upon the receipt of the acceptance notice by the Transferor.

15.4	If the Purchaser or its nominee fails to give an acceptance notice before the Deadline or gives an acceptance notice to acquire only part of the Proposed Transfer Shares, the Purchaser is deemed to give up its right to first offer in respect of the shares that it does not accept. The Transferor may transfer such shares not accepted by the Purchaser to a Third Party whose identity has been disclosed or at the stock market at a transfer price not less than that set out in the Transfer Notice and on terms not more favourable than those set out in the Transfer Notice.

16.	Non-Competition

16.1	Non-competition. Unless having prior written consents from the Purchaser, during the period when any of the Vendors or its respective Connected Persons owns any shares in the Purchaser or any Group Company, the Vendors, its Connected Persons shall not engage in any business that may compete with that of the Purchaser or the Group Companies in the capacity of shareholder, partner, cooperator or other capacity (except for holder of shares of not more than 2% of the issued shares in companies listed on any stock exchange) in China (including Hong Kong, Macau and Taiwan).

16.2	Non-solicitation. Unless having prior written consents from the Purchaser, during the term of the Employment Contract as referred to in Clause 8.3(5) and within 3 years after the termination thereof, the Vendors, their Connected Persons shall not directly or indirectly (1) employ or solicit any senior officers, directors, consultants or employees of the Purchaser or any Group Company, who are employed by the Purchaser or any Group Company at that time or during the period of one year immediately preceding the date of termination of the relevant Vendor’s employment with the Purchaser or Group Company, or (2) solicit any customers, raw materials suppliers, distribution agents or other business contacts of the Purchaser or any Group Company or enter into any transactions, co-operation or agreements with any of the foregoing Persons or its Connected Persons.

17.	Lock-up Arrangement

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17.1	During the period as set out in the table below, unless with the prior written consent of the Purchaser, the Vendors shall not directly or indirectly sell, transfer, pledge or dispose of all or part of the Consideration Shares held thereby and/or any interests therein to the extent of the percentage as illustrated in the table below; nor shall such party/parties enter into any agreement in respect of or make any arrangement to give effect to the foregoing.

Percentage of the shares
subject to the lock-up to the
Lock-up Period	Consideration Shares
Not more than 2 years after Completion	100%
More than 2 years but not more than 3 years after Completion	80%
More than 3 years but not more than 4 years after Completion	60%
More than 4 years but not more than 5 years after Completion	40%
Beyond 5 years after Completion	0%
17.2	The Consideration Shares may only be disposed of in compliance with US federal securities laws. Each Vendor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take pledge of) any of the Consideration Shares except in compliance with the US Securities Act and the rules and regulations promulgated thereunder. In no circumstances should this provision be taken as an exemption or relief of any restrictions imposed by the Applicable Laws or the regulatory authorities on the sale and purchase of the Consideration Shares in the Purchaser, including but not limited to any restrictions on connected transactions or sale and purchase of shares in listed companies by Connected Persons (if applicable).

17.3	Each certificate representing the Consideration Shares shall bear, so long as it is required under Rule 144 of the Securities Act or subject to lock-up herein a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, ACCEPTABLE TO COUNSEL FOR THE PURCHASER, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT.

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18.	General Terms

18.1	Severability

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

18.2	Entire Agreement

This Agreement together with its Schedules constitutes the entire agreement and understanding between the Parties in connection with the subject-matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither party has relied on any such proposals, representations, warranties, agreements or undertakings.

18.3	Time

Time shall be of the essence of this Agreement. The Parties shall perform their respective obligations within the period as agreed in this Agreement. No extension of time or indulgence given by either Party to the other Party shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

18.4	Announcement and Confidentiality

Save as required by any applicable law, court order, or any governmental or regulatory authorities (including without limitation the stock exchange on which the Purchaser is listed), neither of the Parties shall make any announcement of or release or disclose any information concerning this Agreement or the transaction contemplated hereof or relevant data or materials of Sunstone and the Company to any newspaper, or any persons or institutions (save for a disclosure to their respective professional advisers who are under a duty of confidentiality) without the prior written consent of the other parties hereto.

18.5	Assignment

This Agreement shall be binding on and shall enure for the benefit of the successors and assigns of the Parties and no rights or obligations shall be assigned by any Party without the prior written consents of the other Parties.

18.6	Notice

Any notice or communication under this Agreement shall be in writing in Chinese

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and English, and signed by or on behalf of the Party giving it and may be delivered personally, sent by fax or registered post to the address and for the attention of the other Party set out in this Clause 18.6 (or as otherwise notified from time to time hereunder). Any notice so served by fax or registered post shall be deemed to have been received in the following circumstances if there is no evidence of receiving it at earlier time:
(1)	in the case of fax, twelve (12) hours after the time of dispatch;

(2)	in the case of registered post, forty-eight (48) hours from the date of posting in the case of non-international post and seventy-two (72) hours from the date of posting in the case of international post.

The addresses of the Parties are as follows:

Han Zhiqiang: Address: Huo Ju Road, Tangshan Hi-tech Development Zone, Hebei Province, PRC. Post code: 063020 Attention: Han Zhiqiang Fax Number: 0315-3177876

Tong Zhijun: Address: Huo Ju Road, Tangshan Hi-tech Development Zone, Hebei Province, PRC. Post code: 063020 Attention: Tong Zhijun Fax Number: 0315-3177876

Beijing Med-Pharm Corporation Address: Room 1908, Kuntai International Mansion, No. B12 Chaowai Street, Chaoyang District, Beijing 100020, China. Recipient: Gao Xiaoying Fax: 010-58797704
18.7.	Costs and Expenses

Each Party shall bear its own legal and professional fees, costs and expenses incurred in the negotiation, preparation, execution and completion of this Agreement. The stamp duty incurred in connection with this Agreement shall be borne by the Vendors and the Purchaser in equal shares. The Vendors shall be solely liable and responsible for any and all taxes in connection with the sale and transfer of the Sale Shares, or on the profit derived by the Vendors from such sale and transfer of the Sale Shares.

18.8	Counterpart

This Agreement is executed in English and Chinese in six counterparts. Each Party

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shall hold two copies, and all of the copies shall have the same effect.

18.9.	Governing Law and Settlement of Dispute
(1)	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

(2)	Any dispute, controversy or claim (hereinafter referred to as “Dispute”) between the Parties arisen out of or in connection with this Agreement, including the breach, termination or invalidity of this Agreement shall be settled by amicable negotiation between the Parties using all their reasonable endeavours. If one Party gives the other Party a notice that a Dispute has arisen and the Parties are unable to resolve the Dispute within a period of thirty (30) days from the day of service of the notice, then the Parties shall resort to arbitration in accordance with the UNCITRAL Arbitration Rules in force for the time being, and the following shall apply:
(a)	the venue of the arbitration shall be Hong Kong International Arbitration Centre (hereinafter referred to as “HKIAC”);

(b)	the appointing authority of arbitrators shall be the HKIAC;

(c)	the tribunal shall consist of one (1) arbitrator who must be proficient in both the English and Chinese languages and shall be appointed by HKIAC;

(d)	the language to be used in the arbitration shall be English.
The decision in the arbitration shall be final and binding on the Parties (whether they are party to the arbitration or not), and may be enforced by any court or judicial authority having competent jurisdiction over the Party or its assets against which an judgment is made in the arbitration.

(3)	During the arbitration, this Agreement shall continue to be performed except for those part in dispute which is the subject of the arbitration.

(4)	By agreeing to arbitration pursuant to this Clause, the Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority (save the enforcement of relevant arbitral awards).

(5)	Process Agent

The process agents of the Vendors are Han Zhiqiang with his address at Room D 10/F, China Overseas Plaza, No. 139 Hennessy Road, Wanchai, Hong Kong

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and Tong Zhijun with his address at Room D 10/F, China Overseas Plaza, No. 139 Hennessy Road, Wanchai, Hong Kong, who shall receive on behalf of the Vendors any summons, writs, arbitration or other legal documents in the arbitration or other legal or claim procedures in relation to this Agreement (“Summon Documents”). The Summon Documents is deemed to be duly served upon delivery to the process agent.
18.10	Force Majeure
(1)	If an event of Force Majeure occurs and materially affects a Party, and causes its performance of the obligations under this Agreement impossible or delayed, the performance deadline for the Party affected shall be automatically extended and the Party affected shall not be liable for any indemnity claims arising thereof.

(2)	The Party claiming Force Majeure shall promptly inform the other Parties in writing and shall furnish sufficient evidence of the occurrence and the persistence of such Force Majeure within fifteen (15) Business Days after the occurrence of the event of Force Majeure. The Party claiming Force Majeure shall use its reasonable endeavors to terminate such Force Majeure.

(3)	In the event of Force Majeure, the Parties shall immediately consult with each other in order to find a fair solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

(4)	If the Force Majeure continues for more than 30 days, the Purchaser may give written notice to the Vendors to terminate this Agreement, in which case all rights and obligation under this Agreement shall cease immediately.
18.11	Waiver

No failure or delay of a Party to exercise any right, power or remedy in respect of any provision of this Agreement shall operate as a waiver of such right, power or remedy. No exercise of a power, right or remedy shall affect the further exercise of that power, right and remedy or the exercise of other power, right or remedy.

18.12	Accumulation

The power, right and remedy under this Agreement shall not affect the other power, right and remedy, but shall be accumulated and in addition to other power, right and remedy under any law, regulations, contractual provisions currently in force or may be introduced in the future.

18.13	Amendment to this Agreement

No amendment under this Agreement shall be effective unless it is made in writing and signed by the Parties.

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18.14	Further Assurance

The Vendors undertake to the Purchaser that upon the reasonable request of the Purchaser, the Vendors will perform and execute all such further acts, deeds, documents and things as may be necessary to give effect to the transfer to the Purchaser of the legal and beneficial ownership of the Sales Shares and all benefits under this Agreement, including without limitation to the continuous performance of any Conditions Precedents and other obligations that are exempted.

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IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.
Han Zhiqiang (signature):
/s/  Han Zhiqiang
Tong Zhijun (signature):
/s/  Tong Zhijun
Beijing Med-Pharm Corporation
President&CEO
( signature of its authorized representative ):
/s/ David Gao

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Schedule I
Organisation Chart
(When the transfer of the 49% of shares in the Company has been effected)
Before Completion
After Completion

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Information of the Company
Before Completion

Company Name	Hong Kong Fly International Health Care Limited

Company Number	871043

Registered Office	Unit D, 10/F., China Overseas Building, 139 Hennessy
Road, Wanchai, Hong Kong.

Day of Incorporation	November 17th, 2003

Registered Capital	HK$20,000,000 divided into 20,000,000 ordinary shares

Issued Capital	HK$20,000,000 divided into 20,000,000 ordinary shares

Shareholders	Han Zhiqiang: 5,100,000 ordinary shares
Tong Zhijun: 5,100,000 ordinary shares
BMP: 9,800,000 ordinary shares (registration is pending)

Directors	Han Zhiqiang, Tong Zhijun, Wang Yibing, Gao Xiaoying,
Zhao Yanping
Information of Sunstone

Company Name	Sunstone (Tangshan) Pharmaceuticals Co., Ltd.

Company Number	130200100377

Place of Incorporation	Tangshan Hi-tech Development Zone, Hebei Province, PRC.

Day of Incorporation	March 28th, 1996

Total Investment	US$12,000,000

Registered Capital	US$6,000,000

Registered Shareholders	Hong Kong Fly International Health Care Limited

Directors	Han Zhiqiang, Tong Zhijun, Wang Yibing, Gao Xiaoying, Zhao Yanping

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Schedule II
Closing Deliveries of the Vendors
(1)	The instruments of transfer and the bought and sold notes in respect of the transfer of the Sale Shares duly executed by the Vendors.

(2)	The original share certificates in respect of the Sale Shares including relevant documents indicating the title thereof since their allotment, including without limitation to declaration of trust (if any), instruments of transfer in respect of the transfer of the Sale Shares before the date of this Agreement.

(3)	A certified true copy of the resolutions of board of directors of the Company, unanimously approving the execution and performance of this Agreement, the transfer of the Sale Shares in accordance with this Agreement and subject to the due payment of stamp duty, registration of such transfer of shares in the registers of the Company and issuance of share certificate in respect of the Sale Shares to the Purchaser.

(4)	The Employment Contract as referred to in Clause 7.1(5) duly executed.

(5)	The duly executed Custodian Agreement and other documents required to be delivered under the Custodian Agreement.

(6)	The Accounts as required to be provided as Conditions Precedent.

(7)	A Letter of Confirmation, certifying the fulfillment of the Conditions Precedent 7.1(1), (2), (6) and (8).

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Schedule III
Warranties of the Vendors
Unless otherwise expressly stated, all representations, warranties and undertakings of the Vendors set out in this Agreement and this Schedule III apply to Each Group Company; the Vendors shall procure and ensure that Each Group Company shall perform their obligations and responsibilities in accordance with the representations, warranties and undertakings herein.
1.	Information

1.1	All information which has been given by the directors, senior officers, auditors, financial advisers, legal advisers or executives of each Group Company to the Purchaser or to the legal advisers, accountants or agents of the Purchaser in the course of the negotiation leading to this Agreement, all information contained in this Agreement and the Vendor’s Warranties are true and accurate in all respects and not misleading in any respect.

1.2	All facts and circumstances concerning the Sale Shares and the Business of Each Group Company which may affect the willingness of an intending purchaser of the Sale Shares have been disclosed to the Purchaser.

2.	Authorization and Group Company

2.1	Each Group Company is duly incorporated with limited liability in accordance with the laws of the place of its incorporation and validly existing.

2.2	All approval, permission, consent and authorization of the decision-making body of the Vendors and other parties necessary for the execution and performance of this Agreement have been obtained and the Vendors have all necessary power, authority and capacity to enter into and perform all duties and obligations under this Agreement. Once executed, this Agreement is legally binding on the Vendors with full force and effect.

2.3	The execution and performance of this Agreement does not violate or conflict with any laws, regulations, enactments, orders or decrees of any competent legislative, judiciary and government authorities having jurisdiction over the Vendors, Each Group Company and its Business, finance, operation, assets or its ability of performing its duty, or any interpretations of the foregoing as well as any provisions of the memorandum and articles of association or other constitutional documents of Each Group Company; nor does it violate or conflict with any major contract or agreement to which it is a party or is otherwise binding on it or its assets.

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2.4	Save for the authorization to authorize its employees to execute ordinary trading contracts within his ordinary duty, none of the Group Company gives any authorization to any person which will enable that person to execute any contract or undertake any obligation on behalf of the Company or other authorization which is still valid and not yet revoked.

3.	Share Capital

3.1	All issued share capital or registered capital (if applicable) of Each Group Company has been fully paid up and legally and beneficially owned by its shareholders.

3.2	No share or registered capital of any of the Group Companies is subject to any Encumbrance or any arrangement or obligation having a similar effect.

4.	Accounting Statement

4.1	The accounting statements (the “Accounts”) of Each Group Company have been prepared in accordance with the law and in compliance with the applicable accounting principles and practice of the place of its incorporation and have been audited in accordance with the applicable accounting standard thereof.

4.2	Except for those expressly stated in the audited balance sheet and the profit and loss accounts for the relevant accounting period, there is no change in the financial policy of Each Group Company during the last three accounting periods of the relevant Group Company ending on the Audited Accounts Date and the Accounts have not been affected by an extraordinary or exceptional or non-recurring matter or by any other circumstances rendering the profits or losses for the relevant accounting period unusually high or low.

4.3	The Accounts (i) give a true and fair view of the assets, liabilities, capital commitments and the state of affairs of Each Group Company as at the Audited Accounts Date and of the profits and losses of the Company for the relevant period; (ii) reserve or provide in full for depreciation, all bad and doubtful debts and all other liabilities, whether actual, contingent or otherwise, and all financial commitments in existence as at the Audited Accounts Date; and (iii) reserve or provide in full for all Taxation for which the Company may be liable as at the Audited Accounts Date, whether contingent or deferred, and whether the Company is entitled or may be entitled to be reimbursed by any other party.

4.4	The Management Accounts have been prepared in accordance with the disclosed accounting policies of the Group Company and on a consistent basis and show a fair view of the assets and liabilities, profits and losses of the Company as at or up to f the Management Accounts Date or the date of preparation.. The Management Accounts provide in full for all actual liabilities and make appropriate provision (or otherwise explained in its notes in accordance with good accounting practice) for all contingent liabilities, all bad and doubtful debts.

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4.5	All the accounts, books, registers, ledgers, any financial and other records of whatsoever kind of Each Group Company have been fully, properly and accurately maintained.

5.	Change since the Audited Accounts Date

Since the Audited Accounts Date:

5.1	The Business of each Group Company has been carried on consistently in the ordinary course and an on-going basis;

5.2	There has been no change in substance in the assets and liabilities (whether actual or contingent) shown in the Accounts and there has been no reduction of the value of the net assets of Each Group Company on the basis of valuation adopted in the Accounts; there has been no adverse change in the financial position or trading prospects of Each Group Company; and there has been no circumstances which may result in any of the foregoing;

5.3	No of business of any Group Company has been adversely affected by the loss of any important contract, customer, source of supply or any abnormal factor, and after reasonable investigation, the Vendors are not aware of any factors which may give rise to any such effects;

5.4	The Accounts of the Group Companies contain no reference to declaration or payment of dividends, bonuses or other distributions nor do they contain any exceptional item and no resolution of shareholders or directors relating to the aforesaid has been passed;

5.5	The Vendors are not in breach of the provisions concerning the Transitional Period as set out in Clause 13;

5.6	None of the Group Companies has any trade, debts or Taxation liability other than those incurred in the ordinary course of its Business.

6.	Taxation

6.1	Each Group Company has duly and timely submitted accurate and complete tax returns and other relevant documents to relevant competent Taxation authorities in accordance with applicable laws and the requirements of such taxation authorities and save as otherwise already disclosed to the Purchaser during the due diligence investigation on Sunstone before the execution of this Agreement has duly paid all applicable tax.

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6.2	None of the Group Companies has any current, contingent, or deferred Taxation liability other than those occurred in the ordinary course of its Business.

6.3	Save as those already disclosed to the Purchaser during the due diligence investigation on Sunstone before the execution of this Agreement, none of the Group Companies has in existence any violation of any relevant tax laws and regulations, nor received any notice of or has in existence any risks of any inquiry, investigation, or penalty by any relevant governmental authorities in relation to the Taxation issues.

7.	Assets

The assets included in the Accounts or acquired as at the Audited Accounts Date and all other assets used by each Group Company (the “Assets”) are all assets that are required by the full and continuous operation of its Business and are legally and beneficially owned and effectively controlled by such Group Company and save as those already disclosed to the Purchaser during the due diligence investigation on Sunstone before the execution of this Agreement such assets are free from any Encumbrance, and none of the Assets are the subject of any agreement of lease, sale and purchase agreement the consideration of which is to be paid by installments or on deferred terms, conditional lease, agency arrangement or loan agreement.

8.	Intellectual Property Rights

Each Group Company has a complete title (including but not limited to the right of use, obtaining benefit, disposal, transfer and mortgage) or lawful right of use of any intellectual property used or being used by it. Such Intellectual Property Rights constitute sufficient know-how, rights and permission for the operation of its current Business. Each Group Company has not in carrying on its business in the past used or been required to use any intellectual property rights or similar rights that it does not own or legally own. None of the Group Companies nor any of their staff or employees has infringed any third party’s Intellectual Property Rights or is subject to any claims for infringement of Intellectual Property Right. There is no judgment or order prohibiting or restricting the use obtaining benefits, licensing or transfer of such rights by any Group Company. Neither is there any allegation against infringement or legal proceedings that remains to be determined.. Nor is there any incident which may give rise to allegation against infringement.

9.	Insurance

Details of all current insurance policies in respect of which the Group Companies have an interest have been disclosed in writing to the Purchaser; all such policies are in full force and effect and are not void or voidable; there is no outstanding claim under any of such policies and no event or circumstances has occurred which may give rise to any claim; nothing has been done or omitted to be done which may result in an increase in the premium; and nothing has been done or omitted to be done which would make any such policy of insurance void or voidable.

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10.	Real Estate

10.1	The real estate owned by each Group Company comprises all the land and premises owned, leased, used or occupied by the Group Company and all the rights vested in the Group Company (“Property”).

10.2	Save as those already disclosed to the Purchaser during the due diligence investigation on Sunstone before the execution of this Agreement, the full and accurate particulars of all title deeds and documents, tenancy, lease or license agreement or other rights of occupation relating to the Property or any other similar right-conferring agreements (whether written or oral) of each Group Company have been disclosed to the Purchaser and are in all respects consistent with the provisions of all such deeds, documents, tenancies, leases and agreements.

10.3	Each Group Company has made all such payment as payable according to the grant of State-Owned Land Use Right, the assignment of the property, the lease agreement or other relevant agreement and there is no outstanding liability for making any payment to the government or any Third Party.

10.4	Each Group Company is the legal and registered owner of its Property and has the good and merchantable title, legal title, usage right, all such permission for the planning, construction and development thereof and is free from any Encumbrance. No notice has been received and no event has occurred which may have an adverse effect on the Property.

11.	Company Contract

11.1	None of the Group Companies is a party to any of the following contracts: (i) contracts under which any party is in default; (ii) contracts which may be affected by the sale and purchase of the Sale Shares; (iii) contracts which may be rescinded, avoided or terminated by any party thereto.

11.2	None of the Group Companies is bound by any material, long term, onerous or unusual contract or undertaking; nor is a party to any contract concluded other than on an arms length basis or in the ordinary course of business.

11.3	None of the Group Companies has given any guarantee, warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it or accepted any obligation that could give rise to any liability after any such goods or services have been supplied by it.

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12.	Business

12.1	Each Group Company has obtained and maintained in force and complied with all necessary licenses and consents required for the proper operation of its Business and to the best of the information and belief of the Vendors, there are no circumstances which indicate that any such licenses or consents will be revoked or will not be renewed. In particular, those governmental approvals, licence, permission and certificates required to conduct the ordinary Business of Sunstone within its legal Business scope, including but not limited to Manufacturing Certificate, GMP Certificate, New Drug Certificate and its approval number, relevant environmental impact assessment report and the approval thereof, official project assessment and acceptance for the construction in process in accordance with relevant laws and regulations as well as the requirements of the authorities in charge will not be revoked, renewed or adversely affected.

12.2	Each Group Company has complied with all applicable laws and regulations and is not in breach of any laws and regulations in Hong Kong, China or the United States or any other country. Save as those already disclosed to the Purchaser during the due diligence investigation on Sunstone before the execution of this Agreement, the marketing network, marketing mode, distribution conduct and any other relevant commercial conducts in relation to each Group Company have not been penalized or claimed by any relevant competent governmental authorities as of the date of this Agreement. After execution of this Agreement, there will not be any claim or penalty against any Group Company by any relevant governmental authorities due to the marketing network, marketing mode, distribution conduct and any other relevant commercial conducts of the Group Companies that occurred before the Completion of the Sale Shares under this Agreement.

12.3	Each Group Company’s records, systems, management data and information are all under the exclusive ownership and direct control of that Group Company.

12.4	Each Group Company and its Connected Persons, directors, management, employees and authorized agents have complied and continue to comply with all applicable anti-corruption law and shall not cause the Purchaser or its Connected Persons to violate any anti-corruption law or any provisions thereof; No monetary payment or luxury products have been given or will be given directly or indirectly to any public officers or public bodies or otherwise obtain benefits by improper means.

13.	Connected Transactions

All transactions, transfer of any resources or obligations, or any other commercial conducts of Each Group Company with its Connected Persons have been fully disclosed to the Purchaser and are carried out on a fair and reasonable basis without any violation of applicable laws and regulations, nor is there any warning, recourse or penalties from competent governmental authorities.

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14.	Debt

14.1	Save as those already disclosed to the Purchaser during the due diligence investigation on Sunstone before the execution of this Agreement and except the debts recorded in the Auditor’s Report or the Management Accounts of the Group Companies, the Group Companies do not have any other outstanding borrowing or indebtedness.

14.2	Save as those already disclosed to the Purchaser during the due diligence investigation on Sunstone before the execution of this Agreement, Each Group Company has not entered into and is not bound by any guarantee, indemnity or other agreement to secure an obligation of a third party under which any liability or contingent liability has not been discharged.

15.	Environmental Protection

15.1	The plants, facilities, production lines, the buildings and its designs of each Group Company are in full compliance with the applicable Laws in force for the time being, and with the laws, regulations and rules relating to land administration, environmental protection, water and soil conservation, construction standards, fire prevention and work safety in effect as of the date of this Agreement; have obtained all necessary and valid licence and there is no circumstances which may lead to the revocation thereof.

15.2	There is no pre-existing environmental contamination under, above or around the plants, facilities, production lines and the buildings of the Group Companies, whether due to the operation of the machinery and facilities or otherwise.

15.3	Each Group Company has no impediment or difficulty in obtaining and maintaining for the plants, facilities, production lines and the buildings all necessary services in respect of waste disposal, waste water treatment and other similar services in full compliance with all relevant laws, regulations and rules relating to land administration, environmental protection, water and soil conservation, construction standards, fire prevention and work safety.

15.4	The plants, facilities, production lines and the buildings of the Group Companies are not subject to any liabilities and obligation in respect of environmental protection and each Group Company is unaware of any claims, investigation, penalty and other proceedings from both government and non-government authorities.

16.	Labour Dispute and Employment Contract

16.1	Each Group Company has entered into lawful, effective and enforceable

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employment contracts with its employees. Each Group Company is not involved in any dispute, arbitration or litigation with its employees. There are no material change in the terms of the employment contracts and the execution and performance thereof within two years before the date of the Completion; nor is there any outstanding payment.

16.2	Each Group Company has made proper social or other insurances for its employees in accordance with the applicable laws and all payment for the relevant insurance premiums has been timely made in full. Each Group Company has made all necessary contributions (including without limitation to the pension scheme) or arrangement for its employees in accordance with the applicable laws.

16.3	As of the date of this Agreement, each Group Company has not set up any incentive share scheme, share option scheme, bonus or other similar incentive scheme for any of its directors, senior officers or employees.

17.	Litigation and Breach

17.1	Neither the Group Companies nor any person for whose acts or defaults any Group Company may be vicariously liable is involved in any civil, criminal or arbitration proceedings. No such proceeding, claim, prosecution, judgment, order or fine has been instituted or threatened against the Group Companies or any such person and to the best information and belief of the Vendors, there is no event that may give rise to any such proceedings.

17.2	There is no investigation, credit inquiry or disciplinary proceeding by any governmental, judicial or other competent authorities instituted, pending or threatened against any Group Company and to the best information and belief of the Vendors, there is no fact which may give rise to such investigation, inquiry or proceedings.

18.	Single Investment

Save as those already disclosed to the Purchaser during the due diligence investigation on Sunstone before the execution of this Agreement, the Group Companies have never conducted or engaged in any business of any Third Party or entered into any agreements or contracts with or contributed or invested in any Third Party, nor has any of the Group Companies held any shares, equity, property or interests (whether holding any such shares, equity, property or interests in the name of the Company or by or for any other party) in any companies, institutions or firms except in Sunstone.

19.	Compliance

Each Group Company has carried out its business in accordance with the applicable laws and regulations, rules of regulatory authorities and its articles of association at

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all time in all respects and is not in breach of any of such laws and regulations, rules or articles of association.

20.	Product

21.1	No Group Company has designed, manufactured, sold, distributed or supplied any products or services which are, or were, or may become or be alleged to be faulty, defective, harmful or contaminated, or which do not comply with any warranties or representations expressly or impliedly made by the relevant Group Company or with any relevant law.

21.2	There have not been any product recalls (except those on the book only), accusation, after-sale warning issued by any Group Company or by agents acting on its behalf in relation to any products designed, manufactured, distributed or sold by it or any fact which may give rise to any of the foregoing.

21.3	There is no investiation, penalty, dispute or litigation in respect of product liability, current or potential, against any Group Company..

22.	Effect of the Transaction Documents

The conclusion, compliance or completion of this Agreement or other transactions documents or plans will not cause or are unlikely to cause any loss of income of the Group Companies, prejudice the business relationship or confidence in the ordinary course of Business of the Group Companies, cause any management or senior officers to leave the employment of any Group Company or otherwise adversely affect the attitude or conduct of the government, customers, suppliers, employees and other people of Each Group Company when dealing with the Group Companies.

23.	Winding-up and Receivership

No order, petition or judgment of cessation of business, liquidation, winding up or dissolution has been received by any Group Company.

24.	Others

24.1	Each Vendor represents and warrants to, and covenants with, the Purchaser that: (A) the Vendor is an “accredited investor” as defined in Regulation D under the Securities Act and the Vendor is also knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Consideration Shares, and has requested, received, reviewed and considered all

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information it deemed relevant in making an informed decision to purchase the Consideration Shares; (B) each Vendor is acquiring the number of Consideration Shares in the ordinary course of its business and for his own account for investment only and with no present intention of distributing any of the Consideration Shares or any arrangement or understanding with any other persons regarding the distribution of such Consideration Shares; (C) each Vendor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Consideration Shares except in compliance with the Securities Act and the rules and regulations promulgated thereunder; and (D) each Vendor has, in connection with his decision to purchase the number of Consideration Shares, relied only upon Purchaser’s filings with the Securities and Exchange Commission and the representations and warranties of the Purchaser contained herein. Each Vendor understands that the acquisition of the Consideration Shares has not been registered under the Securities Act in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Vendor’s investment intent as expressed herein .

24.3	Each Vendor and his advisors, if any, have been furnished with all publicly available materials relating to the business, finances and operations of the Purchaser. Each Vendor and his advisors, if any, have been afforded the opportunity to ask questions of the Purchaser. Each Vendor understands that its investment in the Consideration Shares involves a high degree of risk.

24.4	Each Vendor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Consideration Shares or the fairness or suitability of the investment in the Shares.